Exhibit 3.13
ARTICLES OF ORGANIZATION
OF
INSTALLATION TECHNICIANS, LLC
     The Articles of Organization of Installation technicians, LLC (the “Company”) dated as of November 25, 2002, are being duly executed and filed by the undersigned, as an authorized representative of a member, to form a limited liability company under the Florida Limited Liability Company Act, Chapter 608, Florida Statutes.
ARTICLE I
Name
     The name of the Company is Installation Technicians, LLC.
ARTICLE II
Address
     The mailing address and street address of the principal office of the Company is:
Richard L. Dunn
c/o Dycom Industries, Inc.
4440 PGA Blvd., Suite 500
Palm Beach Gardens, Florida 33410
ARTICLE III
Registered Agent
     The name and the Florida street address of the registered agent are:
Richard L. Dunn
c/o Dycom Industries, Inc.
4440 PGA Blvd., Suite 500
Palm Beach Gardens, Florida 33410
     IN WITNESS WHEREOF, I have signed my name to these Articles of Organization as of the date first written above.

/s/ RICHARD L. DUNN

Name: Richard L. Dunn, Manager (Signature of a member or an authorized representative of a member.)
(In accordance with Section §608.408(3), Florida Statutes, the execution of this document constitutes an affirmation under the penalties of perjury that the facts stated herein are true.)
     Having been named as registered to accept service of process for the above limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties and I am familiar with and accept the obligations of my position as registered agent as provided for in Chapter 608, Florida Statutes.
Date: November 25, 2002.

/s/ RICHARD L. DUNN

Richard L. Dunn